Exhibit 99.1

CONTACT

Robert R. Foley

Chief Financial Officer

(212) 297-1000

GRAMERCY CAPITAL CORP. REPORTS FIRST QUARTER

FFO OF $0.53 PER SHARE AND EPS OF $0.44 PER SHARE

First Quarter Highlights

•                  Declared an increase of 5.3% in the Company’s quarterly dividend, to $0.50 from $0.475 per common share.

•                  Increased FFO before nonrecurring charges to $13.2 million from $12.8 million and net income available to shareholders before nonrecurring charges to $11.1 million from $10.8 million over the previous quarter.

•                  Originated investments totaling approximately $484.8 million, net of unamortized fees, discounts and unfunded commitments, and increased loans and other lending investments by $338.0 million, or 28.0%, over the prior quarter to $1.5 billion.

•                  Recognized gains of $2.8 million consisting of $1.1 million from the sale of two fixed rate debt investments and a fixed rate loan commitment and $1.7 million from the sale of security interests in the Company’s credit tenant lease investment in the Philips building.

•                  Amended the Company’s $700 million of repurchase agreements to reduce financing spreads by up to 50 basis points.

•                  Obtained a commitment from a commercial banking institution for a $100 million unsecured credit facility with an initial term of three years.

•                  Issued $50 million of Trust Preferred Securities that bear interest at LIBOR plus 265 basis points which the Company elected to fix through a swap agreement resulting in an effective rate of 7.43% for the first ten years.

•                  Extended the management agreement with GKK Manager LLC by two years to further secure the services of the management team.

Summary

NEW YORK, N.Y. – April 19, 2006 – Gramercy Capital Corp. (NYSE: GKK) today reported funds from operations (FFO) of $12.7 million, or $0.53 per diluted share, and net income available to common shareholders of $10.6 million, or $0.44 per diluted share, for the quarter ended March 31, 2006. The Company generated total revenues of $37.0 million during the first quarter, up from $32.0 million during the previous quarter. Gramercy had total assets of $1.8 billion, total liabilities of $1.4 billion, and stockholders’ equity of $376.4 million on March 31, 2006.

Investment Activity

Gramercy originated 11 separate debt investments with an aggregate unpaid principal balance of approximately $484.8 million, net of unamortized fees, discounts and unfunded commitments. This represented an $84.8 million increase in debt investment production over the previous quarter.

The unpaid principal balance, net of unamortized fees, discounts and unfunded commitments, allocated by investment type and weighted average yields of the Company’s debt investments originated during the quarter ended March 31, 2006, were as follows:

	Debt Investments	% Allocation of Debt Investments	Fixed Rate: Average Yield	Floating Rate: Average Spread over LIBOR
	($ in millions)
Whole Loans - floating rate	$295.8	61.0%	—	313	bps
Whole Loans - fixed rate	62.5	12.9%	5.78%	—
Subordinate Mortgage Interests - floating rate	50.0	10.3%	—	106	bps
Subordinate Mortgage Interests - fixed rate	6.5	1.3%	12.69%	—
Mezzanine Loans - floating rate	70.0	14.5%	—	752	bps
Total / Average	$484.8	100%	6.44%	362	bps

Note:  Debt Investments are presented net of unamortized fees, discounts and unfunded commitments.

Since its initial public offering in August 2004, the Company has originated and closed 84 separate debt investments with commitment amounts totaling approximately $2.17 billion. As of March 31, 2006, debt investments had a carrying value of $1.5 billion net of unamortized fees, discounts, and unfunded commitments of $97.5 million.

Aggregate carrying values, allocated by investment type and weighted average yields of the Company’s debt investments as of March 31, 2006 were as follows:

	Debt Investments	% Allocation of Debt Investments	Fixed Rate: Average Yield	Floating Rate: Average Spread over LIBOR
	($ in millions)
Whole Loans - floating rate	$775.3	50.2%	—	310	bps
Whole Loans - fixed rate	112.2	7.3%	9.46%	—
Subordinate Mortgage Interests - floating rate	391.2	25.3%	—	385	bps
Subordinate Mortgage Interests - fixed rate	47.9	3.1%	9.6%	—
Mezzanine Loans - floating rate	150.0	9.7%	—	815	bps
Mezzanine Loans - fixed rate	43.3	2.8%	8.88%	—
Preferred Equity - floating rate	11.8	0.8%	—	900	bps
Preferred Equity - fixed rate	11.9	0.8%	10.28%	—
Total / Average	$1,543.6	100%	9.41%	394	bps

Note:  Debt Investments are presented net of unamortized fees, discounts and unfunded commitments.

Asset yields for fixed rate and floating rate investments during the first quarter were 9.41% and 30-day LIBOR plus 394 basis points, respectively, compared to 9.9% and 30-day LIBOR plus 417 basis points, respectively, in the previous quarter. Asset yields on Gramercy’s floating rate mortgage loan originations, which remain the Company’s largest investment focus, declined modestly to 30-day LIBOR plus 310 basis points as compared to 30-day LIBOR plus 325 basis points in the previous quarter. Generally, Gramercy has sustained its high relative leveraged returns on invested equity by combining attractive asset-level spreads from directly originated loans with the sharply-reduced cost of debt resulting from Gramercy’s $1 billion collateralized debt obligation (“CDO”), and the recently-negotiated reduction in borrowing spreads on its secured repurchase agreements. At March 31, 2006, the weighted average first-dollar and last-dollar loan-to-value ratios for the Company’s debt investments were 26% and 73%, respectively, compared to 28% and 73%, respectively, in the previous quarter. The weighted average remaining initial term of the Company’s investments remained virtually unchanged at approximately 2.2 years.

Operating Results

Debt investments generated investment income of $31.9 million for the first quarter. Gain on sales and other income of $4.2 million was comprised primarily of gains on the sale of debt investments, and a gain of $1.7 million recognized in connection with the sale of approximately 29.3% of the security interests in the Trust that owns the 200 Franklin Square Drive credit tenant net lease investment in Northern New Jersey.

Interest expense was $17.7 million for the first quarter, and reflects interest expense on $150.0 million of trust preferred securities, $810.5 million of investment-grade notes issued by the Gramercy Real Estate CDO 2005-1, and borrowings under the secured warehouse repurchase facilities. Gramercy’s use of leverage increased during the quarter, to 68% from 66% in the previous quarter, still slightly below management’s targeted level of roughly 75%.

The weighted average, swapped-equivalent interest rate for Gramercy’s secured debt and long-term capital was 30-day LIBOR plus 118 basis points on March 31, 2006, compared to 114 basis points on December 31, 2005, 108 basis points on September 30, 2005, and 201 basis points on June 30, 2005. The interest rates on Gramercy’s secured debt for the quarter did not take into account the full effect of the modifications to its repurchase facilities during the quarter.

The Company incurred fees to affiliates of SL Green totaling $4.7 million during the first quarter as compared to $4.6 million during the previous quarter, all pursuant to existing management and financial advisory arrangements. Included in these amounts is a $1.2 million incentive fee earned as a result of the Company’s FFO exceeding the 9.5% return on equity performance threshold.

During the quarter the Company recorded a nonrecurring charge of approximately $525,000 for third-party professional expenses in connection with a possible business combination involving the acquisition of a publicly-traded commercial real estate finance company with business lines considered by management to be highly complementary to Gramercy’s. The decision to expense these costs was made once management concluded the proposed transaction was unlikely to occur on terms advantageous to the Company. Excluding this nonrecurring charge, marketing, general and administrative expenses remained flat at $2.2 million.

The Company’s quarterly review of its loan portfolio resulted in no increase in its provision for loan losses. At March 31, 2006, the total provision for loan losses totaled approximately $1.0 million, or seven basis points of unpaid principal balance on the Company’s debt investments.

Taking into account Gramercy’s share of non-cash depreciation expense of $1.9 million (or $0.08 per share) for the first quarter, $1.2 million (or $0.05 per share) was contributed to FFO by investments in unconsolidated joint ventures during the first quarter. GAAP equity in the net losses of unconsolidated joint ventures was approximately $727,000 during the first quarter, representing Gramercy’s pro rata share of GAAP net losses from its net lease joint venture investments. Gramercy now has three net lease investments with an aggregate property cost (on a 100% basis) of $907 million, and an aggregate property cost allocable to Gramercy’s ownership interests of $108.5 million.

Liquidity and Funding

Gramercy had substantial liquidity at March 31, 2006 consisting of $111.2 million of cash and cash equivalents, including $65.2 million of restricted cash, comprised primarily of cash held by the trustee of Gramercy’s CDO.

Loan prepayments in full, partial prepayments, and scheduled amortization payments totaled $74.8 million during the quarter.

Gramercy continued to take advantage of the secondary loan market by selling two fixed rate investments and one fixed rate loan commitment to optimize its returns and to reallocate its debt investment portfolio. The total unpaid principal balance of loans sold during the quarter was $42.0 million.

Other

The Board of Directors approved modifications to the management agreement and related agreements, the most significant of which was the extension of the management agreement for an additional two years through December 2009. The Board of Directors determined it was in the best interests of the Company to retain the management team that has delivered sector-leading returns for its stockholders since the Company’s initial public offering, and which the Board of Directors believes will continue to expand the Company’s operating platform in a profitable manner.

Dividends

The Board of Directors of Gramercy approved a quarterly dividend of $0.50 per common share for the quarter ended March 31, 2006. This represented a $0.025, or 5.3%, increase from last quarter’s dividend of $0.475 and represents the sixth consecutive dividend increase since the Company’s initial public offering in July 2004. The dividend was paid on April 14, 2006 to stockholders of record at the close of business on March 31, 2006. During 2004, the Board of Directors adopted a dividend policy under which it generally intends to distribute to its stockholders approximately 100% of the Company’s annual taxable income. The dividend for the first quarter exceeded taxable income and GAAP earnings per share, although the Company anticipates finishing 2006 in accordance with its previously established policy. The Company’s recurring funds from operations were more than sufficient to cover the quarterly dividend.

Company Profile

Gramercy Capital Corp. is a national commercial real estate specialty finance company that specializes in the direct origination and acquisition of first mortgage loans, subordinate mortgage participations, mezzanine loans, preferred equity, and net lease investments involving commercial properties throughout the United States. Gramercy is externally-managed by GKK Manager LLC, which is a majority-owned subsidiary of SL Green Realty Corp. (NYSE: SLG). Gramercy is headquartered in New York City and has a regional investment office in Los Angeles, California.

Conference Call

The Company’s executive management team, led by Marc Holliday, President and Chief Executive Officer, will host a conference call and audio web cast on Thursday, April 20, 2006 at 2:00 p.m. EST to discuss first quarter operating results. The conference call may be accessed by dialing 800-510-0146 (Domestic) or 617-614-3449 (International), using passcode Gramercy. The live conference will be simultaneously broadcast in a listen-only mode on the Company’s web site at www.gramercycapitalcorp.com. A replay of the call will be available through Thursday, April 27, 2006 by dialing 888-286-8010 (Domestic) or 617-801-6888 (International), using pass code 98315251.

To review Gramercy’s latest news releases and other corporate documents, please visit the Company’s website at www.gramercycapitalcorp.com or contact Investor Relations at 212-297-1017.

Disclaimer

Non-GAAP Financial Measures

During the quarterly conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure (net income) can be found on page 9 of this release.

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial real estate property markets, competitive market conditions, unanticipated administrative costs, general and local economic conditions, interest rates, capital market conditions, bankruptcies and defaults of borrowers or tenants in properties securing the Company’s investments, and other factors, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filings with the Securities and Exchange Commission.

Selected Financial Data

Gramercy Capital Corp.

Consolidated Statement of Income

(Unaudited, amounts in thousands, except per share data)

	For the Three Months Ended March 31, 2006	For the Three Months Ended March 31, 2005
Revenues
Investment income	$31,879	$10,250
Rental revenue, net	914	—
Gain on sales and other income	4,197	440
Total revenues	36,990	10,690

Expenses
Interest expense	17,721	2,801
Management fees	3,523	1,668
Incentive fee	1,193	—
Depreciation and amortization	455	22
Marketing, general and administrative	2,770	1,633
Total expenses	25,662	6,124
Income from continuing operations before equity in net loss of unconsolidated joint ventures and taxes	11,328	4,566
Equity in net loss of unconsolidated joint ventures	(727)	—
Income from continuing operations before provision for taxes	10,601	4,566
Provision for taxes	(47)	—
Net income available to common stockholders	$10,554	$4,566

Basic earnings per share:
Net income available to common stockholders	$0.46	$0.24
Diluted earnings per share:
Net income available to common stockholders	$0.44	$0.24
Dividends per common share	$0.50	$0.22
Basic weighted average common shares outstanding	22,807	18,833
Diluted weighted average common shares and common share equivalents outstanding	23,988	19,018

Gramercy Capital Corp.

Consolidated Balance Sheets

(Amounts in thousands, except share and per share data)

	March 31,	December 31,
	2006	2005
	(Unaudited)
Assets:
Cash and cash equivalents	$46,001	$70,576
Restricted cash	65,187	53,833
Loans and other lending investments, net	1,481,202	1,163,745
Investment in unconsolidated joint ventures	57,373	58,040
Loans held for sale, net	62,441	42,000
Operating real estate, net	53,059	51,173
Accrued interest	8,904	7,187
Deferred financing costs	17,791	17,488
Deferred costs	2,597	1,894
Derivative instruments, at fair value	5,600	2,271
Other assets	3,489	1,603
Total assets	$1,803,644	$1,469,810

Liabilities and Stockholders’ Equity:
Repurchase agreements	$377,193	$117,366
Collateralized debt obligation	810,500	810,500
Mortgage note payable	41,000	41,000
Management fees payable	1,432	1,329
Incentive fee payable	1,193	1,237
Dividends payable	11,290	10,726
Accounts payable and accrued expenses	13,215	11,561
Other liabilities	16,430	3,687
Junior subordinated deferrable interest debentures held by trusts that issued trust preferred securities	150,000	100,000
Total liabilities	1,422,253	1,097,406

Commitments and contingencies	—	—
Minority interest in operating real estate	5,000	—

Stockholders’ Equity:
Preferred stock, par value $0.001, 25,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, par value $0.001, 100,000,000 shares authorized, 22,817,642 and 22,802,642 shares issued and outstanding at March 31, 2006 and December 31, 2005, respectively	22	22
Additional paid-in-capital	370,470	369,529
Accumulated other comprehensive income	6,635	2,851
Retained earnings / (deficit)	(736)	2
Total stockholders’ equity	376,391	372,404
Total liabilities and stockholders’ equity	$1,803,644	$1,469,810

Gramercy Capital Corp.

Reconciliation of Non-GAAP Financial Measures

(Unaudited, amounts in thousands, except per share data)

	For the Three Months Ended March 31, 2006	For the Three Months Ended March 31, 2005

Net income available to common stockholders	$10,554	$4,566
Add:
Depreciation and amortization	1,422	417
FFO adjustment for unconsolidated joint ventures	1,879	—
Less:
Non real estate depreciation and amortization	(1,184)	(417)
Funds from operations	12,671	4,566
Nonrecurring charges	525	—
Funds from operations before nonrecurring charges	$13,196	$4,566

Funds from operations per share - basic	$0.55	$0.24
Funds from operations per share - diluted	$0.53	$0.24